Exhibit 2.2

SHARE PURCHASE AGREEMENT (SPA)

By and among

IGC MATERIALS PRIVATE LIMITED (IGC-MPL)

A company incorporated under the Companies Act, 1956

And

MR. JORTIN ANTONY

A Shareholder

And

MR. JORTIN ANTONY

Representing promoters of Techni Bharathi Private Limited

And

TECHNI BHARATHI PRIVATE LIMITED (TBL)

A company incorporated under the Companies Act, 1956

Effective as of October 14, 12

List of Exhibits

Exhibit-1 - List of promoters of Techni Bharathi Private Limited represented by Mr. Jortin Antony, as of the date of the SPA, including Mr. Antony.

Exhibit-2 – Powers of Attorney signed and executed by the promoters of Techni Bharathi Private Limited in favor of Mr. Jortin Antony thereby authorizing him to transfer shares held by them respectively in TBL to IGC-MPL in terms of the present Agreement.

Exhibit-3 – Remaining list of Promoters of Techni Bharathi Private Limited.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“SPA”) is made and entered into as of this October 13, 2012 (the “Share Purchase Agreement”), by and among:

1)
IGC Materials Private Limited (“IGC-MPL”), a company incorporated under the Indian Companies Act, 1956 and having its registered office at 204, Agnirath Sankul, Pushkar Layout, Shyam Nagar, Nagpur - 440015, Maharashtra (hereinafter referred to as “IGC-MPL” or “Company”, which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIRST PART;  and

2)	Mr. Jortin Antony, aged 45 years S/o V C Antony residing at Velamkalam House, Thrikkakara, Kochi – 682 021; and

3)
Mr. Jortin Antony representing the individuals and entities as per the Powers of Attorney (POA) furnished by him to TBL in Exhibit 2; (hereinafter collectively referred to as “Jortin Antony Group” which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its legal heirs, executors, administrators, successors and permitted assigns) of the SECOND PART; and

4)
Techni Bharathi Private Limited (“TBL”), a company incorporated under the Indian Companies Act, 1956 and having its registered office at 34/136 A, Florance, Bye-Pass Road, Kochi – 682 024 (hereinafter referred to as “TBL” or “Company”, which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the THIRD PART;

DEFINITIONS

“Closing”: Closing will occur on the Closing Date at the offices of TBL or any other mutually agreed place.

“Closing Date”: The Closing Date of the transactions contemplated by this Share Purchase Agreement shall be on the date on which the Parties consummate the transaction contemplated in this Share Purchase Agreement.

 “Disclosed” or “Disclose” or “Undisclosed”: shall refer to disclosures made by the Company in its filings with the Securities and Exchange Commission (SEC) and in press releases issued by the Company through the Closing Date.

 “IGC”: This shall refer to India Globalization Capital, Inc., the parent company of IGC-M, a company incorporated in the state of Maryland, USA and listed on NYSE-MKT with listing symbol IGC.

“IGC-M”: This shall refer to India Globalization Capital, Mauritius, a company incorporated under the laws of Mauritius having its registered office at C/o 10 Multiconsult Ltd., 10 Frere Felix De Valois, Port Louis Street, Mauritius and a wholly owned subsidiary of India Globalization Capital, Inc.

“Jortin Antony Group”: Refers to Jortin Antony and the promoters of Techni Bharathi Private Limited, listed in Exhibit 1 and those represented by Mr. Jortin Antony through the POA (Exhibit 2).

“Mr. Jortin Antony” or “Mr. Antony”: Refers to Mr. Jortin Antony individually.

“Parties”: Refers to all three parties to the Share Purchase Agreement.

“Purchaser”: The Purchaser is IGC Materials Private Limited (IGC-MPL).

“Seller”: The Seller shall mean and include Jortin Antony and the individuals and entities listed in Exhibits 1 and 3.

“TBL” or “Company”: shall refer to Techni Bharathi Private Limited.

“Promoters “: The individuals and entities listed in Exhibit 1 and Exhibit 3.

RECITALS

WHEREAS, IGC Materials (“IGC-MPL”), is a company incorporated under the Companies Act, 1956 and having its registered office at 204, Agnirath Sankul, Pushkar Layout, Shyam Nagar, Nagpur - 440015, Maharashtra

WHEREAS, Techni Bharathi Private Limited (“TBL”) is a company incorporated under the Indian Companies Act, 1956, having its registered office at 34/136 A, Florance, Bye-Pass Road, Kochi – 682 024.

WHEREAS, Mr. Jortin Antony representing himself along with the promoters of TBL whose names are set out in Exhibit 1 and Exhibit 3 hereto are the shareholders who directly or indirectly own and or control 23.13% of Techni Bharathi Private Limited.

WHEREAS, IGC-Mauritius (IGC-M) is wholly owned and controlled by IGC and IGC through IGC-M owns 76.87% of TBL.

WHEREAS, this Share Purchase Agreement provides for the 100% acquisition of Techni Bharathi Private Limited by IGC, through the acquisition of the remaining 23.13% of TBL’s shares from Mr. Jortin Antony and the Promoters of TBL, whereby TBL shall become a wholly owned subsidiary of IGC through IGC-M and IGC-MPL.

WHEREAS, the board of directors of TBL, IGC-MPL and IGC have determined, subject to the terms and conditions set forth in this Share Purchase Agreement, that the transaction contemplated hereby is desirable and in the best interests of their shareholders, respectively.  This Share Purchase Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual benefits to be derived, and the representation and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES BY TBL

TBL represents and warrants as follows:

Section 1.1                      Organization.

TBL is a company incorporated under the provisions of the Companies Act, 1956 and validly existing under the laws of India and has the corporate power and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Share Purchase Agreement does not, and the consummation of the transactions contemplated by this Share Purchase Agreement in accordance with the terms hereof will not, violate any provision of TBL’s Articles of Association or bylaws.  TBL has the power, authority and legal right and has taken all action required by law, its Articles of Association, its bylaws, or otherwise to authorize the execution and delivery of this Share Purchase Agreement.

Section 1.2                      Capitalization.

TBL’s authorized capital as on date is Rs 350000000(Thirty five crores) divided into shares of Rs. 10 each/- .The issued and subscribed capital is Rs 185375000 (Eighteen crores Fifty Three Lakhs Seventy five Thousand )divided into shares of  Rs 10 each out of which 76.87% are held by IGC through its affiliate IGC-M and in the manner listed on Exhibit 1 and Exhibit 3 . There are no other derivative securities including options, warrants, and preferred shares issued and outstanding.

All issued shares have been legally issued, fully paid, are non- assessable and not issued in violation of the preemptive rights of any other person.  TBL has no other securities, warrants or options authorized or issued.

TBL is 76.87% owned and controlled by IGC through its wholly owned subsidiary, IGC-M, and through certain individuals. Mr. Antony and the Promoters of TBL own the remaining 23.13%.  Mr. Jortin Antony has the right and authority to sell, transfer and deliver his and the Promoters’ shares listed in Exhibits 1 and 3, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements.  Upon delivery of any certificate or certificates duly assigned and endorsed, representing the TBL Shares as herein contemplated and/or upon the registering of IGC-MPL as the new owner of 23.13% of the TBL Shares in the share register of TBL, IGC-MPL will receive good title to the TBL Shares owned by Mr. Antony and all other TBL Promoters free and clear of any Liens.

Section 1.3                      Approval of Share Purchase Agreement.

The Board of Directors of TBL has authorized the execution and delivery of this Share Purchase Agreement and has approved the transactions contemplated herein.

Section 1.4                      Material Transactions or Affiliations.

Other than a Settlement Agreement dated October 13, 2012 between TBL and Jortin Antony and others, there are no material contracts or agreements of arrangement between TBL and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Securities of TBL and which is to be performed in whole or in part after the date hereof.  TBL has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.5                      No Conflict With Other Instruments.

The execution of this Share Purchase Agreement and the consummation of the transactions contemplated by this Share Purchase Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which TBL is a party or to which any of its properties or operations are subject.

Section 1.6                      Governmental Authorizations.

TBL has all licenses, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by TBL of this Share Purchase Agreement.

REPRESENTATIONS, COVENANTS AND WARRANTIES BY IGC-MPL

IGC-MPL represents and warrants as follows:

Section 1.7                      Organization.

IGC-MPL is a company incorporated under the Companies Act, 1956 and validly existing  under the laws of India and has the corporate power and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Share Purchase Agreement does not, and the consummation of the transactions contemplated by this Share Purchase Agreement in accordance with the terms hereof will not, violate any provision of IGC-MPL’s Articles of Association or bylaws.  IGC-MPL has the power, authority and legal right and has taken all action required by law, its Articles of Association, its bylaws, or otherwise to authorize the execution and delivery of this Share Purchase Agreement.

Section 1.8                      Approval of Share Purchase Agreement.

The Board of Directors of IGC-MPL has authorized the execution and delivery of this Share Purchase Agreement and has approved the transactions contemplated herein.

Section 1.9                      Governmental Authorizations.

IGC-MPL has all licenses, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by IGC-MPL of this Share Purchase Agreement.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES OF JORTIN ANTONY GROUP

Jortin Antony Group represents and warrants as follows:

Section 2.1                      Promoters and Representation.

The persons whose names and addresses are set out in Exhibit 1 and Exhibit 3 hereto ("Promoters"), mean and include their heirs, legal representatives, executors, and administrators. As of the date of this Agreement the Promoters listed in Exhibit 1 have specifically authorized Mr. Jortin Antony by way of Special Power of Attorney to act as their authorized representative for the transaction contemplated in this Share Purchase Agreement.  Subsequent to the date of this Agreement, Mr. Jortin Antony shall cause the promoters listed in Exhibit 3 to be bound by the terms and conditions of this Share Purchase Agreement.

Section 2.2                      Tax Matters, Books & Records.

Mr. Jortin Antony shall be responsible for the collection of all moneys due to TBL by the Promoters, including but not limited to loans and receivables.  Mr. Jortin Antony shall also be responsible for the payment of Taxes, Royalty, VAT, penalties and other liabilities incurred by him and the Promoters in connection with the sale of their shares.

Section 2.3                      Information.

The information concerning Mr. Antony Group including the promoters of TBL as set forth in this Share Purchase Agreement and provided to TBL is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.4                      Title and Related Matters.

Mr. Antony Group and the Promoters of TBL have good and marketable title to and are the absolute owners of the remaining 23.13% of the shares of TBL free and clear of all liens, pledges, charges, or encumbrances.

Jortin Antony & Jortin Antony Group assure and undertake that 23.13% shares held by the promoters in TBL are free from all encumbrances, liens, charges, security interests, mortgage, pledge, easement, conditional sale or other title retention or non-disposal agreement or other restriction of a similar kind and title defects of every type and nature or any other restriction to transfer or sell or to refrain from transferring or selling the 23.13% shares to the Purchaser.

Section 2.5                      Litigation and Proceedings.

There are no actions, suits or proceedings pending or threatened by or against or affecting Mr. Antony Group and the Promoters of TBL at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the shares they own on TBL.  Mr. Antony and the Promoters of TBL do not have any knowledge of any default on their part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.6                      Contracts.

On the Closing Date:

a) there are no material contracts, agreements, franchises, license agreements, or other commitments to which Mr. Antony Group and the  Promoters of TBL are a party to or by which any of their shares in TBL are bound;

b) Jortin Antony Group and the  Promoters of TBL are not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as they can now foresee) materially and adversely affect, the shares Jortin Antony Group and the  Promoters of TBL own of TBL;

Section 2.7                      No Conflict With Other Instruments.

The execution of this Share Purchase Agreement and the consummation of the transactions contemplated by this Share Purchase Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Jortin Antony and the Promoters of TBL are a party or to which any of their properties or operations regarding their TBL’s shares are subject.

Section 2.8                      Approval of Share Purchase Agreement.

The Promoters of TBL have authorized the execution and delivery of this Share Purchase Agreement and have approved the transactions contemplated hereby.

ARTICLE III

ACQUSITION AND OTHER CONSIDERATIONS

Section 3.1                      Delivery of Securities

On the Closing Date, the Seller shall deliver to the Purchaser all of the issued share certificates in original totaling 4,287,490 shares of TBL duly endorsed in favor of the Purchaser, along with duly signed and executed Transfer Deeds and other relevant documents in transferable form, so that IGC-MPL shall become the sole and absolute owner of all the shares and IGC shall become the 100% owner of TBL.

Section 3.2                      Valuation and methodology

IGC-MPL has valued Techni Bharathi Private Limited to the extent of 4,287,490 shares held by TBL’s Promoters, and has offered the consideration as set out in Section 3.3 below for the acquisition of its shares held by the Promoters of TBL including Mr. Jortin Antony as their authorized representative.

Section 3.3                      Consideration

IGC-MPL will pay Mr. Jortin Antony as follows:

1.	IGC-MPL will pay 2.33 INR per share to Mr. Jortin Antony.

2.	IGC-MPL will pay a total of 1,00,00,000 (One Crore) INR to Mr. Jortin Antony and Mr. Jortin Antony shall deliver 42,87,490 shares of TBL to IGC-MPL.

Section 3.4                      Events Prior to Closing.

Upon execution hereof or as soon thereafter as practical, the Promoters and Mr. Antony shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates duly signed and executed transfer deeds, opinions, Exhibits, agreements, resolutions rulings or other instruments required by this Share Purchase Agreement to be so delivered, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.5                      Closing Date.

The Closing Date of the transactions contemplated by this Share Purchase Agreement shall be on the date on which the Parties sign this Agreement.

Section 3.6                      Post Closing Covenants.

1.	Upon the execution hereof and the occurrence of Closing as contemplated herein or as soon thereafter as practical, Mr. Antony shall cause the following:

(1)
Deliver the instruments and documents of transfer including duly signed and executed transfer deeds, if any, evidencing 42,87,490 shares of TBL as may be necessary to consummate the transaction. This will be done as soon as the original share certificates, powers of attorney, and transfer deed forms held by IGC are delivered to Jortin Antony.

(2)	Mr. Jortin Antony shall cause the individuals and entities listed in Exhibit 3 to be bound by the terms and conditions of this Share Purchase Agreement.

2.
Immediately upon the Purchaser receiving the share certificates in original along with duly executed transfer deeds, the Purchaser shall deposit the share transfer deeds and the said original share certificates and other relevant documents with TBL for transfer of the said shares in the name of the Purchaser. The Management of TBL shall on receipt of the said documents from the Purchaser do the following:

(1)	Immediately convene a meeting of the Board of Directors of TBL, wherein the Board shall pass the necessary resolutions:
a)	Approving the transfer of the said shares in the name of the Purchaser; and
b)	Approving the Purchaser as a member of TBL in respect of the said shares and entering the name of the purchase in the register of members maintained by TBL.

(2)	Enter the name of the Purchaser as the legal and beneficial owner of the said shares, free from all encumbrances in the register of members maintained by TBL.

(3)	Make the necessary endorsements on the said Share Certificates, indicating the name of the Purchaser as the legal and beneficial owner of the said shares thereunder;

(4)	Return the original Share Certificates, duly endorsed in the name of the Purchaser, to the Purchaser or its authorized representative .

ARTICLE IV

SPECIAL COVENANTS

Section 4.1                      Third Party Consents.

TBL and Mr. Antony and the Promoters of TBL agree and undertake to cooperate with each other in order to obtain any required third party consents to this Share Purchase Agreement and the transactions herein contemplated.

Section 4.2                      Actions Prior to and Subsequent to Closing.

(a)           From and after the date of this Share Purchase Agreement until the shares are delivered to IGC-MPL,  the parties shall not, without the prior consent of the other:

(i)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or
(ii)	purchase or redeem any Common Shares of TBL.

Section 4.3                      Indemnification.

 (a)           Mr. Antony and the Promoters hereby agree to indemnify TBL, IGC-MPL, its directors and its shareholders against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Share Purchase Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Share Purchase Agreement; and

(b)           TBL and IGC-MPL hereby agree to indemnify the Jortin Antony Group as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Share Purchase Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Share Purchase Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF MR. ANTONY AND THE PROMOTERS HE REPRESENTS

The obligations of Mr. Antony and the promoters of TBL under this Share Purchase Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 5.1                      Board of Directors Approval.

The Board of Directors of TBL shall approve this transaction and hereby undertakes that the required resolution authorizing the sale and registration of stock has been duly passed and approved by the Board of Directors of TBL.

Section 5.2                      Approvals.

To the best of TBL’s knowledge and belief, TBL has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof and has obtained requisite approvals, unless waived by the Parties in writing, to enable it to execute the present Share Purchase Agreement for the consummation of the transactions contemplated herein.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF TBL

The obligations of TBL under this Share Purchase Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.1                      TBL’s Promoters Approval.

Mr. Antony and the Promoters of TBL shall have approved this Share Purchase Agreement and agreed to transfer their entire shareholding as contemplated herein.

Section 6.2                      Approvals.

To the best of knowledge of Mr. Antony  the promoters have complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof and have obtained requisite approvals, unless waived by TBL in writing, to enable them to execute the present Share Purchase Agreement for the consummation of the transactions contemplated herein.

Section 6.3                      Other Items.

TBL shall have received from Jortin Antony such further documents, duly signed and executed transfer deeds, certificates or instruments relating to the transactions contemplated hereby as TBL may reasonably request.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1	Amicable Settlement

If any dispute arises between IGC-MPL and the promoters  during the subsistence of this Share Purchase Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Share Purchase Agreement or regarding a question, including the question as to whether the termination of this Share Purchase Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavor to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 60 days from the date of the Dispute.

Section 7.2                      Arbitration

1)
If the Parties are unable to amicably settle the Dispute in accordance with Clause 7.1 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and make a reference to an arbitration panel of three arbitrators.  Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator.  The Arbitration proceedings shall be held in accordance with the Arbitration and Conciliation Act, 1996.  The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

2)	The place of the arbitration shall be New Delhi, India.
3)	The proceedings of arbitration shall be in English language.
4)	The Arbitrator’s award shall be substantiated in writing. The court of arbitration shall also decide on the costs of the arbitration proceedings.

5)
The cost and expenses of the arbitration, including, without limitation, the fees of the arbitration and the Arbitrator shall be borne equally by each Party to the dispute or claim and each Party shall pay its own fees, disbursements and other charges of its Counsel, except as may be otherwise determined by the Arbitrator.  The Arbitrator would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

6)
Any award made by the Arbitrator shall be final and binding on each of Parties   that were parties to the dispute.  The Parties expressly agree to waive the applicability of any Applicable Laws and regulations that would otherwise give the right to appeal the decisions of the Arbitrator so that there shall be no appeal to any Court of Law for the award of the Arbitrator, except a Party shall not challenge or resist any enforcement action taken by other Party in any Court of Law in whose favor and award of the Arbitrator was given.

7)	The New Delhi court alone (including any appellant court) in India shall have exclusive jurisdiction.

7.3	Indemnity

(1)
Without prejudice to any other right available to the Company in law or under equity, Mr. Antony and the Promoters of TBL shall jointly and severally indemnify, defend and hold harmless the Company, their Affiliates, directors, advisors, officers, employees and agents, or, if so desired by the Company, Mr. Antony and the Promoters shall indemnify the Company, from and against any and all liabilities, damages, demands, Claims (including third party Claims), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys' fees and out of pocket expenses) (“Losses”) directly based upon, arising out of, or in relation to or otherwise in respect of:

(a)
any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Mr. Antony and the Promoters of TBL contained in this Share Purchase Agreement or any document or other papers delivered by any of them to IGC-MPL in connection with or pursuant to this Share Purchase Agreement;

(b)	any liability arising out of non-compliance of any obligation undertaken by the Jortin Antony and the Promoters of TBL;
(c)
any liabilities and obligations of whatever nature relating to any litigation, claim or governmental investigation pending or relating to the business or operations of TBL, Mr. Antony and the Promoters of TBL prior to the date of execution of this Share Purchase Agreement and as on the Closing Date;

(d)	any liability due to any non-compliance of any applicable law, rules or regulations prior to the date of execution of this Share Purchase Agreement and as on the Closing Date.

(2)
Any compensation or indemnity as referred to in Clause 7.3(1) above shall be such as to place the Buyer in the same position as it would have been in, had there not been any such breach and as if the Representation and Warranty under which Buyer is to be indemnified, had been correct.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                      No Implied Waiver.

Subject to the terms of this Amendment Agreement, the execution, delivery and performance of this Amendment Agreement shall not, except as expressly provided herein, constitute a waiver or modification of any provision of, or operate as a waiver of any right, power or remedy of the Parties under the SPA or prejudice any right or remedy that either Party may have or may have in the future under or in connection with the SPA or any instrument or agreement referred to therein.  The Parties hereto acknowledge and agree that the Representations and Warranties of the Parties contained in the SPA, the clauses on, including but not limited to indemnity and confidentiality shall survive the execution and delivery of this Amendment Agreement and the effectiveness hereof.

Section 8.2                      Law, Forum and Jurisdiction.

This Share Purchase Agreement shall be construed and interpreted in accordance with the laws of India.

Section 8.3                      Notices.

Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to TBL or IGC-MPL
Director
NH Bypass Road, Edappally
Kochi - 682024.

If to Promoters:
Mr. Jortin Antony
Velamkalam
Thrikkakara Post
Kochi - 682 021.

or such other address as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

Section 8.4                      Attorneys' Fees.

In the event that any party institutes any action or suit to enforce this Share Purchase Agreement or to secure relief from any default hereunder or breach hereof, the breaching Parties shall reimburse the non-breaching Parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.5                      Assignment.

This Share Purchase Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no party shall assign or transfer any of its rights and liabilities hereunder to any other person without the prior written consent of the other Parties, which will not be unreasonably withheld.

Section 8.6                      Third Party Beneficiaries.

This contract is solely between the Parties and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Share Purchase Agreement.

Section 8.7                      Entire Share Purchase Agreement.

This Share Purchase Agreement represents the entire agreement between the Parties relating to the subject matter hereof.  This Share Purchase Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Share Purchase Agreement may not be amended or modified, except by a written agreement signed by all Parties hereto.

Section 8.8                      Survival; Termination.

The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein.

Section 8.9                      Counterparts.

This Share Purchase Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.10                      Amendment or Waiver.

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Share Purchase Agreement may be amended by a written consent by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Share Purchase Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or Parties for whose benefit the provision is intended.

Section 8.11                      Expenses.

Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Share Purchase Agreement and in the consummation of the transactions provided for herein and the preparation thereof including due diligence, legal opinions that may be required for closing and/or otherwise and for any governmental or regulatory requirements as the case may be.

Section 8.12                      Headings; Context.

The headings of the sections and paragraphs contained in this Share Purchase Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Share Purchase Agreement.

Section 8.13                      Benefit.

This Share Purchase Agreement shall be binding upon and shall inure only to the benefit of the Parties hereto, and their permitted assigns hereunder.  This Share Purchase Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 8.14                      Severability.

In the event that any particular provision or provisions of this Share Purchase Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective Parties hereto.

Section 8.15                      Failure of Conditions; Termination.

In the event of any of the conditions specified in this Share Purchase Agreement shall not be fulfilled on or before the Closing Date, either of the Parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Share Purchase Agreement.  In such event, the party that has failed to fulfill the conditions specified in this Share Purchase Agreement will liable for the other Parties’ legal fees.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 8.16                      No Strict Construction.

The language of this Share Purchase Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Share Purchase Agreement or terms or conditions hereof.

Section 8.17                      Execution Knowing and Voluntary.

In executing this Share Purchase Agreement, the Parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Share Purchase Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Share Purchase Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 8.18                      Amendment.

This Share Purchase Agreement and any of the terms contained herein may be amended by mutual consent in writing signed by both the parties at any time.

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[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Share Purchase Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

IGC-MPL
By:
	Name:	Mr. Ram Kishan B.K.
	Title:	IGC-MPL Director

TBL
By:
	Name:	Mr. Ram Mukunda
	Title:	Title: Chairman TBL

MR. JORTIN ANTONY
By:
	Name:	Mr. Jortin Antony
	Title:	TBL Shareholder

JORTIN ANTONY FOR PROMOTERS OF TBL
By:
	Name:	Mr. Jortin Antony
	Title:	Attorney in Fact